
                                                                         COMPUTATION OF RATIO OF           EXHIBIT 12
                                                                        EARNINGS TO FIXED CHARGES
                                                                                UNAUDITED

                                         Twelve Months                  Fiscal Year Ended September 30
                                             Ended            --------------------------------------------------------
                                        December 31, 1998     1998        1997        1996        1995        1994
                                        ------------------------------------------------------------------------------
EARNINGS:

Income Before Interest Charges  and Minority
  Interest in Foreign Subsidiaries (2)          $126,198      $118,085    $169,783    $159,599    $128,061    $127,885
Allowance for Borrowed Funds Used in Con             105           110         346         205         195         209
Federal Income Tax                                28,069        43,626      57,807      55,148      30,522      36,630
State Income Tax                                   6,108         6,635       7,067       7,266       4,905       6,309
Deferred Inc. Taxes - Net (3)                    (15,225)      (26,237)      3,800       3,907       8,452       4,853
Investment Tax Credit - Net                         (679)         (663)       (665)       (665)       (672)       (682)
Rentals (1)                                        4,438         4,672       5,328       5,640       5,422       5,730
                                        ------------------------------------------------------------------------------
                                                $149,014      $146,228    $243,466    $231,100    $176,885    $180,934
                                        ==============================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                      $ 59,033      $ 53,154    $ 42,131    $ 40,872    $ 40,896    $ 36,699
Interest on Commercial Paper and
   Short-Term Notes Payable                       16,095        13,605       8,808       7,872       6,745       5,599
Other Interest (2)                                15,734        16,919       4,502       6,389       4,721       3,361
Rentals (1)                                        4,438         4,672       5,328       5,640       5,422       5,730
                                        ------------------------------------------------------------------------------
                                                $ 95,300      $ 88,350    $ 60,769    $ 60,773    $ 57,784    $ 51,389
                                        ==============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                  1.56          1.66        4.01        3.80        3.06        3.52


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve months ended December 31, 1998 and, fiscal 1998, 1997, 1996, 1995 and 1994 reflect the reclassification of $1,734, $1,716, $1,716, $1,716, $1,716 and $1,674, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1998 and 1994 exclude the cumulative effect of changes in accounting.